EXHIBIT 10.11

SOQUEM

In duplicate

By Facsimile & Mail

Sainte-Foy, June 18, 2002

Mr. Gary Westerholm President McKENZIE BAY INTERNATIONAL LTD. 3362 Moraine Drive Brighton, Michigan 48114	Mr. Don Murphy President McKENZIE BAY RESOURCES, LTD. 3362 Moraine Drive Brighton, Michigan 48114

Re:  Lac Doré Vanadium Project

Sirs:

          This is to follow-up on our recent meeting held on June 12, 2002 at SOQUEM's offices.

          As confirmed at such meeting, it is agreed that the SNC/Lavalin Report does not constitute a bankable feasibility study as contemplated by the Joint Venture Agreement dated August 31, 1998, between McKenzie Bay Resources, Ltd. and SOQUEM INC. (the "Agreement"). Therefore, the 60-day delay during which SOQUEM can elect to acquire a 20 % interest pursuant to the Agreement is not applicable.

          At such meeting the parties expressed their intent to commence negotiations in good faith in regard to a Joint Venture Agreement between the parties in which SOQUEM INC. would consider acquiring a 20 % interest.

          It is understood that the parties intend that the present letter of intent be an expression of interest only, which does not create a legal binding and enforceable obligation between the parties until such time as a definitive Joint Venture Agreement is executed to the satisfaction of the parties. The Joint Venture Agreement will also be subject to all required approvals, including regulatory approvals and that of the board of directors of the respective parties.

          In the event that the parties cannot execute a Joint Venture Agreement before August 31, 2002, Section 4(c) of the Agreement will be modified in regards to the delivery of the independent Bankable Feasibility Study so that McKenzie Bay Resources, Ltd. will be granted an extension until August 31, 2003.

          This letter of intent shall be construed and enforced according of the laws of the Province of Québec and the Superior Court of the District of Québec City will have exclusive jurisdiction with regard to same.

SOQUEM INC.
2600, boulevard, Lourier, Tour Belle Cour, bureau 2500, 5e étage, Sainte-Foy (Québec) G1V 4M6 - Tél.: (418) 658-5400 / Téléc.: (418) 658-5459 - www.soquem.qc.ca

SOQUEM

Mr. Gary Westerholm
Mr. Don Murphy
June 18, 2002

________________________________

          Furthermore, public announcements or reports (including press releases) by a party of any information relating to the content of this letter, negotiations between the parties of the Joint Venture Agreement or related matters shall be made on the basis of agreed texts approved in good faith in advance of issuance by the other party, such approval not to be unreasonably withheld. Each party, accordingly agrees with the other party that it will, in advance of reporting to a stock exchange or otherwise, advise the other party of the text of the proposed report and provide the other party with the opportunity, acting reasonably, to comment upon and to make changes to the form and content thereof before the same is issued. Such comments or changes, as the case may be, shall be communicated to the other party within a reasonable time having due regard to the urgency of the announcement but, in any event, not less than 24 hours after its communication to the other party.

          Trusting that this reflects our agreement, please execute a copy of this letter and return it by facsimile to the undersigned at your earliest convenience.

          Yours truly,

SOQUEM INC. /s/ Yves Harvey Yves Harvey, President & CEO

ACCEPTANCE ACCEPTED BY , on June 23, 2002. /s/ Gary Westerholm Gary Westerholm, President McKenzie Bay International Ltd.

ACCEPTED BY , on June 27, 2002. /s/ Don Murphy Don Murphy, President McKenzie Bay Resources, Ltd.

SOQUEM INC.
2600, boulevard, Lourier, Tour Belle Cour, bureau 2500, 5e étage, Sainte-Foy (Québec) G1V 4M6 - Tél.: (418) 658-5400 / Téléc.: (418) 658-5459 - www.soquem.qc.ca